COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

TABLE OF CONTENTS

                                                                                                                                        PAGE NO.

Report of Independent Registered Public Accountant                                                             1

Consolidated Balance Sheets

As of December 31, 2009 and 2008                                                                               2

Consolidated Statements of Operations

   For the years ended December 31 2009 and 2008                                                             3

Consolidated Statement of Stockholders’ Equity

   For the years ended December 31 2009 and 2008                                                             4

Consolidated Statements of Cash Flows

   For the years ended December 31 2009 and 2008                                                             5

Notes to Consolidated Financial Statements                                                                          6-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors and Stockholders of ColorStars Group and Color Stars Inc.:

I have audited the consolidated balance sheets of ColorStars Group and Color Stars Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ColorStars Group and Color Stars Inc., as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then, in conformity with U. S. generally accepted accounting principles.

The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, I express no such opinion.

_________________________________

_________________________________

Michael F. Albanese, CPA

Parsippany, New Jersey

June 22, 2010

1

COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED BALANCE SHEET

(IN US$)

Assets

	December 31

	2009	2008
Current assets:
Cash and equivalents	$1,442,300	$1,758,554
Accounts receivable, net of allowance for doubtful accounts of $12,002 and $2,091 at December 31, 2009 and 2008	1,107,302	59,403
Inventory	958,885	280,109
Prepaid expenses and other current assets	185,502	33,703
Total current assets	3,693,989	2,131,769

Equipment, net of accumulated depreciation	374,138	38,641
Investments	734,495	306,713
Intangible assets	895,953	20,416
Other assets	18,308	39,778
Total assets	$5,716,883	$2,537,317

Liabilities and stockholders’ equity

Current liabilities:
Short term loan	$803,568	$-
Accounts payable	1,495,681	290,034
Accrued expenses	201,822	47,561
Due to stockholder / related party	151,861	423,276
Current portion of long term debt	77,151	-
Receipts in advance and other current liabilities	19,377	15,237
Total current liabilities	2,749,460	776,108

Long term debt, net of current portion
Long term borrowings	194,307	183,050
Total liabilities	2,943,767	959,158

Stockholders’ equity
Common Stock –Par Value $0.001 67,448,890 and 65,969,590 shares issued and outstanding at December 31, 2009 and 2008	67,449	65,970
Additional paid in capital	3,112,230	2,144,680
Accumulated other comprehensive loss	(183,688)	(247,688)
Accumulated deficit	(352,247)	(384,803)
Total stockholders’ equity	2,643,744	1,578,159
Noncontrolling interest	129,371	-
Total equity	2,773,115	1,578,159
Total liabilities and stockholders’ equity	$5,716,883	$2,537,317

The accompanying notes are an integral part of the financial statements.

2

COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(IN US$)

	For the years ended December 31,

	2009	2008

Net sales	$4,695,095	$2,170,106

Cost of goods sold

	3,221,525	1,393,262

Gross profit	1,473,570	776,844

Operating expenses

Selling, general and administrative	1,323,228	597,000
Research and development	56,167	33,349
Total operating expenses	1,379,395	630,349

Income from operations

	94,175	146,495

Other (expenses) income

Interest expense (net)	(17,481)	(6,285)
Gain on foreign exchange, net	6,152	7,596
Other, net	7,967	1,902

Income before income tax

	90,813	149,708

   Income tax

	91,726	-

Net income (loss)

	(913)	149,708

Add: Net loss attributable to noncontrolling interest

	33,469	-

Net income attributable to common stockholders

	$32,556	$149,708

Earnings per share attributable to common stockholders:

Basic and diluted per share	$.00	$.00
Weighted average shares outstanding:
Basic and diluted	67,098,152	62,978,738

The accompanying notes are an integral part of the financial statements.

3

COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND ACCUMULATED DEFICIT

For the year ended December 31, 2009

(IN US$)

	Shares	Value	Additional Paid in capital	Accumulated other comprehensive income	Accumulated Deficit	Total Stockholder’s equity

Balance, December 31 , 2007	62,000,000	$62,000	$402,030	$17,995	$(534,511)	$(52,486)
Common stock subscribed	3,969,590	3,970	1,742,650	-	-	1,746,620
Foreign currency adjustment	-	-	-	(5,683)	-	(5,683)
Unrealized losses on investments	-	-	-	(260,000)	-	(260,000)
Net income	-	-	-	-	149,708	149,708

Balance, December 31, 2008	65,969,590	$65,970	$2,144,680	$(247,688)	$(384,803)	$1,578,159
Common Stock Subscribed	1,479,300	1,479	967,550	-	-	969,029
Foreign currency adjustment	-	-	-	64,000		64,000
Net income	-		-		32,556	32,556

Balance, December 31 , 2009	67,448,890	$67,449	$3,112,230	$(183,688)	$(352,247)	$2,643,744

  The accompanying notes are an integral part of the financial statements.

4

COLORSTARS GROUP AND SUBSIDIARIES

AUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

 (IN US$)

For the year ended December 31,

	2009	2008
Cash flows from operating activities
Net income	$(913)	$149,708
Depreciation and amortization	101,554	16,874

Gain on sale of fixed assets

	(240)	-

Provision for doubtful accounts

	11,620	1,978

Share of investment loss

	1,130	-

Changes in operating assets and liabilities:

Accounts receivable	(53,585)	(9,874)
Inventories	(529,117)	(130,562)
Prepaid expenses and other current assets	(94,274)	(12,325)
Accounts payable	311,219	72,795
Accrued expenses	83,985	27,102
Receipts in advance and other current liabilities	(117,563)	12,747
Cash flows (used in) provided by operating activities	(286,184)	128,443

Cash flows from investing activities

Addition to fixed assets	(72,795)	(6,273)
Acquisitions, net of cash acquired	(940,612)	-
Addition to long term investments	(418,433)	(566,713)
Addition to intangible assets	(6,964)	(6,999)
Proceed from sale of fixed asset	17,750	-
Cash flow (used in) investing activities	(1,421,054)	(579,985)

Cash flows from financing activities

Increase in bank loan payable	691,987	183,050
(Repayment) to stockholder	(271,415)	(127,732)
Proceeds from issuance of common stock	969,029	1,746,620
(Repayment) to bank loan	-	(49,323)
Cash flow provided by financing activities	1,389,601	1,752,615

Effect of exchange rate changes on cash and cash equivalents	1,383	(5,029)

Net (decrease) increase in cash and cash equivalents	(316,254)	1,296,044
Beginning cash and cash equivalents	1,758,554	462,510

Ending cash and cash equivalents	$1,442,300	$1,758,554

Supplemental disclosure of cash flow information

  Cash paid during the year for:

Interest	$28,087	$7,338
Income taxes	35	105

The accompanying notes are an integral part of the financial statements.

5

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (“the Company”), was incorporated in Canada on January 21, 2005. Circletronics Inc., was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of ColorStars Inc. The directors for the Company are Wei-Rur Chen, Hsiu-Fu Liu, and Mei-Ying Chiu.

Color Stars Inc. (Color Stars TW) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Subsidiary is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

In February 2006, the Company, a non-operating company, entered into a share exchange agreement with Color Stars TW. The Company issued 30,000,000 shares at par value of $0.001 per share in exchange for all the outstanding shares of Color Stars TW.  The share exchange between the Company and Color Stars TW was accounted for as the exchange of equity interests between the entities under common control.  The share exchange of equity interests under common control was accounted for as pooling-of-interests.  Accordingly, the financial statements presented, from inception, are those of Color Stars TW for all periods prior to the acquisition, and the financial statement of the consolidated companies from the acquisition date forward.  The historical stockholders’ deficit of Color Stars TW prior to acquisition have been retroactively restated for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company’s and subsidiary’s common stock, with an offset to additional paid-in capital.  The restated consolidated accumulated deficit of the accounting acquirer (Color Stars TW) is carried forward after acquisition.

Basis of Presentation - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Group as a going concern.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries Color Stars Inc., 50.4% owned Fin-Core Inc. and 51% owned Jun Yee Industrial Co Ltd. The Company accounts for equity investments in companies over which it has the ability to exercise significant influence, but does not hold a controlling interest, under the equity method.  All significant inter-company transactions and balances have been eliminated in consolidation.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from these estimates in amounts that may be material to the consolidated financial statements and accompanying notes.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand, cash on deposits and all short-term highly liquid investments purchased with remaining maturities of three months or less.  The Company currently maintains substantially all of its day-to-day operating cash balances with major financial institutions.

Plant and Equipment – Equipment is recorded at cost. Provision for depreciation is computed using the straight-line method on all depreciable assets over the estimated useful lives of the related assets (five years for machinery equipment, three and half years for transportation equipment and three years for computer and office equipment and other equipment). Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective amounts and any resulting gains or losses are reflected in operations.  Expenditures for repairs and maintenance costs are expensed as incurred.

Fair Value of Financial Instruments – The carrying amount of cash, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments.

Accounts Receivable — The Company provides for the possibility of customers’ inability to make required payments by recording an allowance for doubtful accounts. The Company writes-off an account when it is considered to be uncollectible. The Company evaluates the collectability of its accounts receivable on an on-going basis. The Company records an allowance for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience. As of December 31, 2009 and 2008, the allowance for doubtful accounts was $12,002 and $2,091 respectively.

Inventory – Inventory is stated at the lower of cost or market (weighted average method).  Any write-down of inventory to the lower of cost or market at the close of a fiscal period creates a new cost basis that subsequently would not be marked up based on changes in underlying facts and circumstances. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As of December 31, 2009 and 2008, the allowance for obsolete inventory was $98,058 and $95,688 respectively.

Revenue Recognition – Revenue is recognized in connection with sales of products when all of the following conditions are met: (1) there exists persuasive evidence of an arrangement with the customer, typically consisting of a purchase order or contract; (2) products have been delivered and title and risk of loss has passed to the customer, which occurs when a product is shipped under customary terms; (3) the amount of revenue is fixed or determinable; and (4) collectability is reasonably assured.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

	For the years ended December 31,
	2009	2008
Selling costs	$107,228	$118,119
General and administrative costs	1,163,530	422,559
Research and development	56,167	33,349
Advertising	52,470	39,448
	1,379,395	613,475

Valuation of financial instruments - The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, working capital line of credit, and long-term debt approximate fair value due to their current market conditions, maturity dates and other factors.

Off-Balance-Sheet Risk and Concentration of Credit Risk – Financial instruments that potentially expose concentrations of credit risk primarily consist of cash and cash equivalents, investments and accounts receivable.  Management believes there are no significant off-balance-sheet risks such as those associated with foreign exchange contracts, option contracts or other foreign exchange hedging arrangements.

The Company sells light-emitting diodes and lighting equipment primarily in the U.S., Europe and Asia. The Company monitors the financial condition of its major customers, including performing credit evaluations of those accounts which management considers to be high risk, and generally does not require collateral from its customers. When deemed necessary, the Company may limit the credit extended to certain customers. The Company’s relationship with the customer, and the customer’s past and current payment experience, are also factored into the evaluation in instances where limited financial information is available. The Company maintains and reviews its allowance for doubtful accounts by considering factors such as historical bad debts, age of the account receivable balances, customer credit-worthiness and current economic conditions that may affect a customer’s ability to pay.

The Company currently maintains substantially all of its day-to-day cash balances with major financial institutions. Cash balances are usually in excess of Federal and/or foreign deposit insurance limits.

Geographic Information – Product revenues for the years ended December 31, 2009 and 2008 are as follows:

	For the years ended December 31,
	2009	2008
Customers based in:
Europe	$1,602,554	$1,533,838
Asia	2,202,444	276,313
United States	523,824	359,955
Others	366,273	-

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Foreign Currency – The financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets.

Intangible Assets – Intangible assets with finite lives are amortized over their respective estimated useful lives. The amount of intangible assets to be amortized shall be the amount initially assigned to that asset less any residual value. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate long-lived described below.

Investments – As of December 31, 2009, the Company had purchased 1,000,000 shares of Anteya Technology Corp (equity interest: 20%) and 2,800 shares of Phocos AG (equity interest 2.38%), which are private companies incorporated in Taiwan and Germany respectively.  Since the fair value of these investments is not readily determinable, the investments are accounted for at historical cost less impairment loss or, plus equity in undistributed net income (loss) of investee, if the Company has significant influence over the investee, using the equity method of accounting.  Unrealized gains or losses are reported as increases or decreases in comprehensive income.

Other-Than-Temporary Impairment - All of the Company’s available-for-sale investments and non-marketable equity securities are subject to a periodic impairment review.  Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary.  This determination requires significant judgment.  For publicly traded investments, impairment is determined based upon the specific facts and circumstances present at the time, including a review of the closing price over the previous six months, general market conditions and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for recovery.  For non-marketable equity securities, the impairment analysis requires the identification of events or circumstances that would likely have a significant adverse effect on the fair value of the investment, including revenue and earnings trends, overall business prospects and general market conditions in the investees’ industry or geographic area.  Investments identified as having an indicator of impairment are subject to further analysis to determine if the investment is other-than-temporarily impaired, in which case the investment is written down to its impaired value.

Impairment of long-lived assets — Certain of the Company’s long-lived assets are reviewed at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  The Company considers assets to be impaired if the carrying value exceeds the undiscounted projected cash flows from operations. If impairment exists, the assets are written down to fair value or to the projected discounted cash flows from related operations. As of December 31, 2009, the Company expects the remaining carrying value of assets to be recoverable.

Income taxes — Income taxes are accounted for using an asset and liability approach whereby deferred tax assets and liabilities are recorded for differences in the financial reporting bases and tax bases of the Company’s assets and liabilities. If it is more likely than not that some portion of deferred tax assets will not be realized, a valuation allowance is recorded.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Income Taxes (continued) – Generally accepted accounting principles in the United States of America (“GAAP”) prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Tax positions shall initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts.

Recent Accounting Pronouncements – In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements (amendments to ASC Topic 855, Subsequent Event). ASU 2010-09 clarifies that subsequent events should be evaluated through the date the financial statements are issued. In addition, ASU 2010-09 no longer requires a filer to disclose the date through which subsequent events have been evaluated and is effective for financial statements issued subsequent to February 24, 2010.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-17,  Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which codifies FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). ASU 2009-17 represents a revision to former FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities , and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. The Company is currently evaluating the future impacts and required disclosures of this pronouncement.

In December 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets, which codifies FASB Statement No. 166, Accounting for Transfers of Financial Asset, an amendment to SFAS No.140 into the ASC. ASU 2009-16 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. Among other things, ASU 2009-16 (1) eliminates the concept of a “qualifying special-purpose entity”, (2) changes the requirements for derecognizing financial assets, and (3) enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets. ASU 2009-16 is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. The Company is currently evaluating the future impacts and required disclosures of this pronouncement.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements – In October 2009, the FASB published FASB ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 includes amendments to ASC Topic 470, Debt, (Subtopic 470-20), and ASC Topic 260, Earnings per Share (Subtopic 260-10), to provide guidance on share-lending arrangements entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing. ASU 2009-15 is effective for fiscal years beginning after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those years. Retrospective application is required for such arrangements. The provisions of ASU 2009-15 are effective for arrangements entered into on (not outstanding) or after the first reporting period that begins on or after June 15, 2009. Certain transition disclosures are also required. Early adoption is not permitted. The provisions of ASU 2009-15 are not expected to have a material impact on the Company’s consolidated financial statements.

In September 2009, the FASB published FASB ASU No. 2009-12, Fair Value Measurements and Disclosures (Topic 820) — Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2009-12 amends ASC Subtopic 820-10, Fair Value Measurements and Disclosures—Overall, to permit a reporting entity to measure the fair value of certain investments on the basis of the net asset value per share of the investment (or its equivalent). It also requires new disclosures, by major category of investments, about the attributes includes of investments within the scope of this amendment to the Codification. ASU 2009-12 is effective for interim and annual periods beginning after December 15, 2009. Early adoption is permitted. The provisions of ASU 2009-12 are not expected to have a material impact on the Company’s consolidated financial statements.

Note 3 – Prepaid Expenses and Other Current Assets and Other Assets

Prepaid expenses and other current assets and other assets were comprised of:

	2009	2008
Prepaid Expenses and Other Current Assets
Prepaid Expenses	$34,633	$22,146
VAT paid	26,227	11,557
Restricted deposit	108,859	-
Others	15,783	-
Total	$185,502	$33,703

Other Assets
Other receivable	$115,262	$112,150
Less: provision for other receivable	(115,262)	(112,150)

Deferred tax assets	18,308	39,778
	18,308	$39,778

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Inventory

Inventories stated at the lower of cost or market value are as follows:

	2009	2008

Raw materials	$194,079	-
Work in progress	1,107	-
Finished goods	763,699	$280,109

	$958,885	$280,109

Note 5 – Intangible Assets

		2009	2008
Intangible assets:
Goodwill	$876,012		-
Patents	41,773		$33,955
Accumulated amortization	(21,832)		(13,539)
Total	$895,953		$20,416

The intangible assets for patents are amortized over five years and the amortization expense of $7,957 and $6,542 was recorded in the financial statements for the years ended December 31, 2009 and 2008 respectively.

Note 6 – Equipment

Equipment and the related accumulated depreciation consisted of the following at December 31:

	2009	2008

Plant and equipment:
Machinery equipment	$365,285	$27,768
Transportation equipment	89,490	17,259
Office equipment	83,944	48,326
Other	132,373	215
Total cost	671,092	93,568

Accumulated depreciation:
Machinery equipment	152,576	12,046
Transportation equipment	27,741	3,116
Office equipment	57,505	39,550
Other	59,132	215
Total accumulated depreciation	296,954	54,927

Plant and equipment – net	$374,138	$38,641

Depreciation was $93,596 and $10,332 for the years ended December 31, 2009 and 2008 respectively.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Fair Value Measurements

Financial assets carried at fair value as of December 31, 2009 are classified in the following table:

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at December 31, 2009

Long term investments	$ -	$ -	$734,495	$734,495

Total	$ -	$ -	$734,495	$734,495

There has been no change in the balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2009.

In accordance with authoritative guidance for the equity method of accounting for investment in common stock, the Company accounts for the investments under the cost method or equity method whichever is applicable. The investments are also subject to periodic impairment review.  In determining whether a decline in value of its investments in private equity has occurred and is other than temporary, an assessment was made by considering available evidence, including the general market conditions in the industry, financial condition, near-term prospects, market comparables and subsequent rounds of financing.   The valuation also takes into account the capital structure, liquidation preferences for its capital and other economic variables. The valuation methodology for determining the decline in value of non-marketable equity securities is based on inputs that require management judgment.

Note 8 – Long term investment

	Investments
	At Cost	Cumulative Unrealized Gains/(losses)	Fair value	Carrying value
Unlisted common stock in Anteya Technology Corp.	$853,624	$(260,000)	$592,457	$592,457
Unlisted common stock in Phocos AG	142,038	-	142,038	142,038
	$995,662	$(260,000)	$734,495	$734,495

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Long term investment (continued)

The subsidiary, Color Stars Inc. purchased 522,000 shares of Anteya Technology Corp, which is a private company incorporated in Taiwan during the year ended December 31, 2008.  144,000 and 30,000 shares of 522,000 shares were purchased from the stockholder and president, Mr. Wei-Rur Chen and his spouse respectively at total consideration of $343,602.  In May and July 2009, Color Stars Inc purchased 338,000 shares at average price of NTD28 per share from third parties and 140,000 shares at price of NTD28 per share from the spouse of Mr. Wei-Rur, Chen, at total consideration of NTD13,384,000, equivalent to $417,675.  The equity interest held by the Color Stars Inc increased to 20%.

In July 2009, the investment in common stock and the related voting interest in Anteya was 20%.  Accordingly, the Company adopted the equity method of accounting with respect to these investments as of December 31, 2009.  Prior to December 31, 2009, the investments were accounted for as investment and recorded in the financial statements at cost.  Prior year’s financial statements were not restated due to immateriality.

During the year 2008, the Company acquired 2,800 shares of Phocos AG, a private company incorporated in Germany from third parties for the consideration of Euro112,000.  The equity interest held by the Company is 2.38%.

The unaudited financial information of Anteya Technology Corp. for the years ended December 31, 2009 and 2008 (in US dollars) is as follows:

Balance sheet	2009	2008

Current assets	$3,110,406	$2,739,712
Non-current assets	523,269	404,618
Total assets	$3,633,675	$3,144,330

Current liabilities	$1,583,277	$1,236,515
Non-current liabilities	531,149	366,892
Stockholders’ equity	1,519,249	1,540,923
Total stockholders’ equity and liabilities	$3,633,675	$3,144,330

	For the years ended December 31,
Statement of operation	2009	2008

Net sale	$2,687,136	$4,084,677
Cost of goods sold	1,931,443	3,139,581
Gross profit	755,693	945,096
Operating and non-operating expenses	761,528	755,747
Net loss	$(5,835)	$189,349

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Bank short and long term debt

Short-term debt — The balances as of December 31, consist of the following:

	2009	2008

Bank loan payable to Taiwan banks	803,568	-

The interest rate on short-term borrowings outstanding as of December 31, 2009 is in the range of 2.628% to 5.88%.

Long-term debt — The balances as of December 31, consist of the following:

	2009	2008

Loan payable to Taiwan banks	271,458	183,050
Less: current portion	77,151	-
Long term debt, net of current portion	194,307	183,050

The annual contractual maturities of long term debtors at December 31, 2009 are as follows:

2010	77,151
2011	85,483
2012	62,609
2013	31,003
2014	15,212
271,458

The following assets were pledged to the banks for the banking facilities granted:

  Cash deposit of around USD108,000;
  Guarantee from directors
  Personal properties of directors

The company provided no collateral to the bank for the above financing proceeds.

Note 10 – Accrued liabilities

	2009	2008
Salary and pension	81,345	47,561
Insurance	13,712	-
Tax payable	71,250	-
Others	35,515	-
	201,822	47,561

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Earnings per share

Basic net earning per share is computed by dividing net earning for the period by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted net earning per share for the years indicated:

	2009	2008

Net income attributable to common stockholders	$32,556	$149,708

Weighted average common stock outstanding – basic and diluted	67,098,152	62,978,738

Earning per share attributable to common stockholder – basic and diluted	$0.00	$0.00

Note 12 – Income taxes

The Company is subject to U.S. federal income tax as well as income tax in states and foreign jurisdictions. For the major taxing jurisdictions, the tax years 2006 through 2009 remain open for state and federal examination.  With respect to the foreign jurisdiction, the Company is no longer subject to income tax audits for the year 2006 (inclusive), the Company has already filed business income tax return for the year 2007 and 2008 on time that is being reviewed by the foreign local tax authority.

The income tax provision information is provided as follows:

	2009	2008
Component of income (loss) before income taxes:
United States	$(116,200)	$(38,870)
Foreign	207,013	188,578
Income before income taxes	$90,813	$149,708

Provision for income taxes
Current
U.S. federal	-	-
State and local	-	-
Foreign	91,726	-
Income tax provision	91,726	-

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Income taxes

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences, for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Federal income taxes at applicable statutory rates	$31,784	$52,397
Adjustment resulting from the tax effect of:
Foreign tax rate differential	(8,280)	(43,252)
Change in valuation allowance	40,670	(9,145)
Foreign taxation adjustment	27,552	-
	$91,726	$-

The components of the net deferred income tax assets were as follows:

Deferred income tax assets:	2009	2008

Net operating loss carryforwards	41,618	$52,335
Valuation allowance	(40,951)	(12,557)
	667	$39,778

The Company concluded that it was more likely than not that deferred tax assets in the form of operating loss carryforwards would be realized prior to their expiration.  Deferred tax assets are included in other assets.

Note 13 – Acquisition of Fin-Core Inc. (“Fin-Core”)

On March 20, 2009, Color Star TW acquired 50.40 percent of the outstanding common shares of Fin-Core Inc. (“Fin-Core”).  Fin-Core Inc., a private company incorporated in April 17, 2008 in Taiwan, is principally engaged in the design, and manufacturing of thermal management devices; the design and manufacturing of electrical and lighting devices and trade, import and export of electrical and lighting devices.  The purpose of this acquisition was to create revenue, operating and cost synergies and to enhance the Company’s competiveness. In addition, the Company believes that the acquisition will strengthen and broaden the Company’s product offerings, including entry into the PAR30 and PAR38 LED lamp retrofit markets and expand the Company’s geographical footprint in the USA markets.

The goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Color Stars TW and Fin-Core.

None of the goodwill recognized is expected to be deductible for income tax purposes.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Acquisition of Fin-Core Inc. (“Fin-Core”) (continued)

The following table summarizes the consideration paid for Fin-Core and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date, as well as the fair value at the acquisition date of the noncontrolling interest in Fin-Core.

Consideration
Cash	$468,262
Contingent consideration arrangement	-
Fair value of total consideration transferred	$468,262

Recognized amounts of identifiable assets acquired and liabilities assumed
Financial assets	$280,242
Inventory	76,021
Property, plant, and equipment	120,337
Financial liabilities	(236,403)
Total identifiable net assets	240,197
Noncontrolling interest in Fin-Core	(119,138)
Goodwill	347,203
$468,262

Identifiable Tangible Assets - Fin-Core’s assets and liabilities were reviewed and adjusted, if required, to their estimated fair value.

Inventories – The value allocated to inventories reflects the estimated fair value of the acquired inventory based on the expected sales price of the inventory, less reasonable selling margin.

Property, plant and equipment – The assets were valued as of a going concern.  Value in use includes all direct and indirect costs necessary to acquire, install, fabricated and make the assets operational.  The fair value was estimated using a cost approach methodology.

Noncontrolling interest - The fair value of the noncontrolling interest in Fin-Core, a private company, was estimated by the Company based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in authoritative guidance.

Pro Forma Financial Information (unaudited)

The following unaudited pro forma consolidated results of operations for the year ended December 31, 2008 have been prepared as if the acquisition of Fin-Core had occurred at January 1, 2008 and 2009 respectively:

	Revenue	Net income(loss)
Actual from January 1, 2009 to December 31 , 2009	$1,252,704	$(48,414)
Supplemental pro forma for January 1, 2009 to December 31, 2009	4,695,095	(913)
Supplemental pro forma for January 1, 2008 to December 31, 2008	$2,675,039	$(70,509)

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Acquisition of Fin-Core Inc. (“Fin-Core”) (continued)

The unaudited pro forma consolidated results of operations do not purport to be indicative of the results that would have been obtained if the above acquisition had actually occurred as of the dates indicated or of those results that may be obtained in the future. The unaudited pro forma consolidated results of operations do not include the final adjustments to net income to give the final effects to depreciation of property, plant and equipment acquired and amortization of intangible assets acquired as the Company working to complete its valuation of the assets and liabilities acquired and is unable to determine what those final effects would be. These unaudited pro forma consolidated results of operations were derived, in part, from the historical consolidated financial statements of Fin-Core and other available information and assumptions believed to be reasonable under the circumstances.

Note 14 – Business Acquisitions of Jun Yee Industrial Co., Ltd (“Jun Yee”)

On August 10, 2009, the Company completed its acquisition of Jun Yee, pursuant to which the Company acquired 51% of the voting common stock of Jun Yee at a price of NTD$23 per share, or an aggregate purchase price of NTD17,595,000 (equivalent to USD536,334).  The Company paid the purchase consideration in cash.

In accordance with authoritative guidance for business combinations, the Company has allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. Jun Yee’s technology and development capabilities are complementary to the Company’s existing product portfolios.  The Company expects that this strategic combination will provide customers with a stable product sourcing as well as improved service, support and a future roadmap for serial connectivity.   These are significant contributing factors to the establishment of the purchase price, resulting in the recognition of goodwill.  The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions.  Goodwill is not expected to be deductible for tax purposes. Goodwill is not amortized but will be reviewed at least annually for impairment. Purchased intangibles with finite lives are amortized over their respective estimated useful lives on a straight line basis.

The purchase price has been allocated as follows:

Consideration
Cash	536,334
Contingent consideration arrangement	-
Fair value of total consideration transferred	536,334

Recognized amounts of identifiable assets acquired and liabilities assumed
Financial assets	868,968
Inventory	73,638
Property, plant, and equipment	187,864
Financial liabilities	(1,049,993)
Total identifiable net assets	80,477
Non-controlling interest in Jun Yee	(39,434)
Goodwill	495,291
536,334

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Business Acquisitions of Jun Yee Industrial Co., Ltd (“Jun Yee”) (continued)

Identifiable Tangible Assets - Jun Yee’s assets and liabilities were reviewed and adjusted, if required, to their estimated fair value.

Inventories – The value allocated to inventories reflects the estimated fair value of the acquired inventory based on the expected sales price of the inventory, less reasonable selling margin.

Property, plant and equipment – The assets were valued as of a going concern.  Value in use includes all direct and indirect costs necessary to acquire, install, fabricated and make the assets operational.  The fair value was estimated using a cost approach methodology.

Noncontrolling interest - The fair value of the noncontrolling interest in Jun Yee, a private company, was estimated by the Company based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in authoritative guidance.

Pro Forma Financial Information (unaudited)

The following unaudited pro forma financial information presents the combined results of operation of the Company and Jun Yee as if the acquisition had occurred as of the beginning of fiscal 2009 and 2008:

	Revenue	Net income
Actual from August 1, 2009 to December 31 , 2009	1,358,715	9,603

Supplemental pro forma for January 1, 2009 to December 31, 2009	6,031,512	64,611
Supplemental pro forma for January 1, 2008 to December 31, 2008	4,555,140	196,040

The unaudited pro forma consolidated results of operations do not purport to be indicative of the results that would have been obtained if the above acquisition had actually occurred as of the dates indicated or of those results that may be obtained in the future. The unaudited pro forma consolidated results of operations do not include the final adjustments to net income to give the final effects to depreciation of property, plant and equipment acquired and amortization of intangible assets acquired as the Company working to complete its valuation of the assets and liabilities acquired and is unable to determine what those final effects would be. These unaudited pro forma consolidated results of operations were derived, in part, from the historical consolidated financial statements of Jun Yee and other available information and assumptions believed to be reasonable under the circumstances.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Related Party Transactions

The Company has recorded income and expense for the following related party transactions in the fiscal years indicated:

	For the years ended December 31,
	2009	2008
Expenses:
Purchase from Anteya Technology Corp	785,040	859,961
Rent paid to Mr. Wei-Rur Chen	43,586	34,772

As of the balance sheet date indicated, the Company had the following assets and liabilities recorded with respect to related party transactions:

	2009	2008
Assets:
SumSumSolor, Inc	-	1,054
Liabilities:
Anteya	235,437	164,463
Mr. Wei-Rur Chen	-	423,276
Mr. Dong Min Jun	151,861	-

During the first quarter of 2008, 144,000 and 30,000 shares of 522,000 shares of Anteya Technology Corp, which is a private company incorporated in Taiwan, were purchased from the stockholder and president, Mr. Wei-Rur Chen and his spouse respectively at total consideration of $343,602.  In July 2009, the Company purchased 140,000 shares of Anteya Technology Corp from the spouse of Mr. Wei-Rur Chen at consideration of $122,331.

The Company leased office space from Mr. Wei-Rur Chen which the term for the agreement is from November 2005 to November 2010.

On March 20, 2009, the Company completed the acquisition of 7,560,000 common shares (which represented 50.4% equity interest) in Fin-Core Inc., a company incorporated under the laws of Republic of China (Taiwan), at consideration of NTD15,876,000 (equivalent to $470,000) from related parties and third parties.  225,500 shares of 7,560,000 of Fin-Core Inc. were purchased from Mr. Wei-Rur Chen and his spouse.

The company provided no collateral to the related party for the above financing proceeds from Mr. Wei-Rur Chen. These proceeds represented a non-interest bearing charge to the Company.

The company provided no collateral to the related party for the above financing proceeds from Mr. Dong Min Jun, who is the shareholder of Jun Yee Industrial Co Ltd. These proceeds represented a non-interest bearing charge to the Company.

The Company conducted business with one related party company, Anteya Technology Corp. The Company owns 20% of the outstanding common stock of Anteya Technology Corp as of December 31 , 2009.  All transactions were at market-based arms length prices.

SumSumSolor, Inc, which is substantially owned by the president and his spouse, trades goods with the Company. All related parties provide the Company either products or services at market-based arms-length prices.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Commitments

	For the year ended December 31,
	2009	2008

Rent expenses	119,716	45,657

The company has a 5-year rental agreement for the office in Taiwan which ends in November 2010 and a 2-year rental agreement for the office in California, US which ends in June 2011.  The annual rent for the remaining years of the agreements are as follows:

2010	175,347
2011	33,960

$209,307

Note 17 – Stockholders’ Equity

The company is authorized to issue 500,000,000 common shares with a par value of $0.001.

In May 2009, the 5,448,890 subscribed common shares were issued to the investors. The proceeds of $2,715,649 from the common shares issued had been received in 2008 and first quarter of 2009.

Note 18 – Subsequent Events

The Company evaluated all events subsequent to December 31 , 2009 through the date of the issuance of the financial statements and concluded that there are no significant or material transactions to be reported.

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

March 31, 2010

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

TABLE OF CONTENTS

                                                                                                                                        PAGE NO.

Report of Independent Registered Public Accountant                                                              1

Consolidated Balance Sheets

As of March 31, 2010 (unaudited) and December 31, 2009 (audited)                                     2

Consolidated Statements of Operations for the three months ended

March 31, 2010 and 2009                                                                                                      3

Consolidated Statement of Stockholders’ Equity for three months ended

March 31, 2010                                                                                                                      4

Consolidated Statements of Cash Flows for the three months ended

March 31, 2010 and 2009                                                                                                      5

Notes to Consolidated Financial Statements                                                                          6-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

I have reviewed the consolidated balance sheet of ColorStars Group and Color Stars Inc. as of March 31, 2010, and the related consolidated statements of operations and cash flows for the three months ended March 31, 2010 and 2009.   These consolidated financial statements are the responsibility of the company's management.

I conducted my review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

I have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2009 and the related consolidated statements of operations and cash flows for the year ended (not presented herein); and in my report dated June 22, 2010, I expressed an unqualified opinion on those consolidated financial statements.

_________________________________

_________________________________

Michael F. Albanese, CPA

Parsippany, New Jersey

July 29, 2010

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(IN US$)

Assets

	March 31, 2010	December 31, 2009
Current assets:
Cash and equivalents	$1,024,104	$1,442,300
Accounts receivable, net of allowance for doubtful accounts of $19,293 at March 31, 2010 and $12,002 at December 31, 2009	850,697	1,107,302
Inventory	928,538	958,885
Prepaid expenses and other current assets	364,458	185,502
Total current assets	3,167,797	3,693,989

Equipment, net of accumulated depreciation	344,263	338,748
Investments	765,123	734,495
Intangible assets	1,053,714	931,343
Other assets	18,446	18,308
Total assets	$5,349,343	$5,716,883

Liabilities and stockholders’ equity

Current liabilities:
Short term loan	$781,526	$803,568
Accounts payable	1,165,176	1,495,681
Accrued expenses	331,341	201,822
Due to stockholder / related party	141,152	151,861
Current portion of long term debt	85,188	77,151
Receipts in advance and other current liabilities	50,615	19,377
Total current liabilities	2,554,998	2,749,460

Long term debt, net of current portion
Long term borrowings	164,822	194,307
Total liabilities	2,719,820	2,943,767

Stockholders’ equity
Common Stock –Par Value $0.001 67,448,890 shares issued and outstanding at March 31, 2010 and December 31, 2009	67,449	67,449
Additional paid in capital	3,112,230	3,112,230
Accumulated other comprehensive loss	(165,853)	(183,688)
Accumulated deficit	(442,922)	(352,247)
Total stockholders’ equity	2,570,904	2,643,744
Noncontrolling interest	58,619	129,371
Total equity	2,629,523	2,773,115
Total liabilities and stockholders’ equity	$5,349,343	$5,716,883

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(IN US$)

	Three months ended March 31,

	2010	2009

Net sales	$1,422,509	$733,311

Cost of goods sold

	1,136,374	445,863

Gross profit	286,135	287,448

Operating expenses

Selling, general and administrative	442,139	226,377
Research and development	8,247	10,676
Total operating expenses	450,386	237,053

Income (Loss) from operations

	(164,251)	50,395

Other (expenses) income

Interest expense, net	(8,795)	(1,565)
Gain (Loss) on foreign exchange, net	(5,181)	13,141
Other, net	24,332	4,329

Income (Loss) before income tax

	(153,895)	66,300

   Income tax

	(8,085)	(4,854)

Net income (loss)

	(161,980)	61,446

Net loss attributable to noncontrolling interest

	71,305	2,623

Net income (loss) attributable to common stockholders

	$(90,675)	$58,823

Earnings per share attributable to common stockholders:

Basic and diluted per share	$0.00	$0.00
Weighted average shares outstanding:
Basic and diluted	67,448,890	66,026,453

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND ACCUMULATED DEFICIT

(UNAUDITED)

 (IN US$)

	Shares	Value	Additional Paid in capital	Accumulated other comprehensive income	Accumulated Deficit	Total Stockholder’s equity

Balance, December 31, 2008	65,969,590	$65,970	$2,144,680	$(247,688)	$(384,803)	$1,578,159
Common Stock Subscribed	1,479,300	1,479	967,550	-	-	969,029
Foreign currency adjustment	-	-	-	64,000	-	64,000
Net income	-	-	-	-	32,556	32,556

Balance, December 31, 2009	67,448,890	$67,449	$3,112,230	$(183,688)	$(352,247)	$2,643,744
Foreign currency adjustment	-	-	-	17,836	-	17,836
Net loss	-	-	-	-	(90,675)	(90,675)

Balance, March 31, 2010	67,448,890	$67,449	$3,112,230	$(165,853)	$(442,922)	$2,570,904

  The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

(IN US$)

Three months ended March 31,

	2010	2009
Cash flows from operating activities
Net (loss) income	$(161,980)	$61,446
Depreciation and amortization	30,965	10,526
Net income attributable to noncontrolling interest	-	(2,623)

Gain on sale of fixed assets

	-	(3,870)

Provision for doubtful accounts

	7,159	-

Share of investment loss

	(24,068)	-

Changes in operating assets and liabilities:

Accounts receivable	249,446	34,383
Inventories	30,347	(188,692)
Prepaid expenses and other current assets	(179,094)	(460)
Accounts payable	(330,505)	45,640
Accrued expenses	129,519	(17,068)
Receipts in advance and other current liabilities	31,238	2,091
Cash flows (used in) operating activities	(216,973)	(58,627)

Cash flows from investing activities

Addition to fixed assets	(24,166)	(6,065)
Acquisitions, net of cash acquired	-	(447,957)
Addition to intangible assets	(129,165)	(3,633)
Proceed from sale of fixed asset	-	442
Cash flow (used in) investing activities	(153,331)	(457,213)

Cash flows from financing activities

(Repayment) to stockholder	(10,709)	(423,276)
Proceeds from issuance of common stock	-	969,029
(Repayment) to bank loan	(43,491)	(6,080)
Cash flow (used) provided by financing activities	(54,200)	539,673

Effect of exchange rate changes on cash and cash equivalents	6,308	(15,809)

Net (decrease) increase in cash and cash equivalents	(418,196)	8,024
Beginning cash and cash equivalents	1,442,300	1,758,554

Ending cash and cash equivalents	$1,024,104	$1,766,578

Supplemental disclosure of cash flow information

  Cash paid during the year for:

Interest	$6,717	$1,566
Income taxes	-	-

The accompanying notes are an integral part of the financial statements.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Basis of Presentation

Nature of Business – Circletronics Inc., now ColorStars Group (“the Company”), was incorporated in Canada on January 21, 2005. Circletronics Inc., was redomiciled to Nevada and its name changed to ColorStars Group on November 3, 2005. ColorStars Group owns 100% of the shares of ColorStars Inc. The directors for the Company are Wei-Rur Chen, Hsiu-Fu Liu, and Mei-Ying Chiu.

Color Stars Inc. (Color Stars TW) was incorporated as a limited liability company in Taiwan, Republic of China in April 2003 and commenced its operations in May 2003. The Subsidiary is mainly engaged in manufacturing, designing and selling light-emitting diode and lighting equipment.

In February 2006, the Company, a non-operating company, entered into a share exchange agreement with Color Stars TW. The Company issued 30,000,000 shares at par value of $0.001 per share in exchange for all the outstanding shares of Color Stars TW.  The share exchange between the Company and Color Stars TW was accounted for as the exchange of equity interests between the entities under common control.  The share exchange of equity interests under common control was accounted for as pooling-of-interests.  Accordingly, the financial statements presented, from inception, are those of Color Stars TW for all periods prior to the acquisition, and the financial statement of the consolidated companies from the acquisition date forward.  The historical stockholders’ deficit of Color Stars TW prior to acquisition have been retroactively restated for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company’s and subsidiary’s common stock, with an offset to additional paid-in capital.  The restated consolidated accumulated deficit of the accounting acquirer (Color Stars TW) is carried forward after acquisition.

Basis of Presentation – The consolidated financial statements and footnotes are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been omitted pursuant to such rules and regulations although the management believes that the disclosures are adequate to make the information presented not misleading. These quarterly consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report for the year ended December 31, 2009. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation of the results of operations for the period presented have been included in the interim period. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. The consolidated financial data as of December 31, 2009 is derived from audited financial statements for the year ended December 31, 2009.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. As permitted under U.S. GAAP, interim accounting for certain expenses, including income taxes, are based on full year forecasts. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual effective income tax rates.

Certain prior year’s balances have been reclassified to conform to the current financial statement presentation.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Recently Issued Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements (amendments to ASC Topic 855, Subsequent Events). ASU 2010-09 clarifies that subsequent events should be evaluated through the date the financial statements are issued. In addition, ASU 2010-09 no longer requires a filer to disclose the date through which subsequent events have been evaluated and is effective for financial statements issued subsequent to February 24, 2010. The provisions of ASU 2010-09 were adopted during the first quarter of 2010 and did not have a material impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued ASU 2009-16, Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets, which codifies FASB Statement No. 166, Accounting for Transfers of Financial Asset, an amendment to SFAS No. 140  into the ASC. ASU 2009-16 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. Among other things, ASU 2009-16 (1) eliminates the concept of a “qualifying special-purpose entity,” (2) changes the requirements for derecognizing financial assets, and (3) enhances information reported to users of financial statements by providing greater transparency about transfers of financial assets and an entity’s continuing involvement in transferred financial assets. ASU 2009-16 is effective for fiscal years beginning after November 15, 2009. Early adoption is not permitted. The provisions of ASU 2009-16 were adopted during the first quarter of 2010 and did not have a material impact on the Company’s consolidated financial statements.

Note 3 – Functional Currencies, Foreign Currency Translation and Comprehensive Income (Loss)

Functional Currencies and Foreign Currency Translation – The functional currency for most of the Company’s international operations is the U.S. dollar, the financial statements of the company’s foreign operations are translated into U.S. dollars for financial reporting purposes. The assets and liabilities of foreign operations whose functional currencies are not in U.S. dollars are translated at the period-end exchange rates, while revenues and expenses are translated at weighted-average exchange rates during the fiscal year. The cumulative translation effects are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity in the consolidated balance sheets.

Comprehensive Income (Loss) – U.S. GAAP generally requires that recognized revenues, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as separate components of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income or loss. As of March 31, 2010, the components of comprehensive income or loss include net income (loss) only.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Functional Currencies, Foreign Currency Translation and Comprehensive Income (Loss) (continued)

Total comprehensive income (loss) for the three months ended March 31, 2010 and 2009 is as follows:

	Three months ended March 31,
	2010	2009

Net (loss) income	$(161,980)	$61,446
Translation adjustment	17,836	(33,559)

Comprehensive (loss) income	(144,144)	27,887
Comprehensive income attributable to noncontrolling interest	71,305	2,623

Total comprehensive (loss) income attributable to common stockholders	$(72,839)	$25,264

Note 4 – Earnings per share

Basic net earning per share is computed by dividing net earning for the period by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted net earning per share for the period indicated:

	Three months ended March 31,
	2010	2009

Net (loss) income attributable to common stockholders	$(90,675)	$58,823

Weighted average common stock outstanding Basic and diluted	67,448,890	66,026,453

Earning (loss) per share attributable to common stockholder Basic and diluted	$0.00	$0.00

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements

Financial assets carried at fair value as of March 31, 2010 are classified in the following table:

	Level 1: Quoted Prices in Active Markets for Identical Assets	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at March 31, 2010

Long term investments	$ -	$ -	$765,123	$765,123

Total	$ -	$ -	$765,123	$765,123

There has been no change in the balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the three months ended March 31, 2010.

In accordance with authoritative guidance for the equity method of accounting for investment in common stock, the Company accounts for the investments under the cost method or equity method whichever is applicable. The investments are also subject to periodic impairment review.  In determining whether a decline in value of its investments in private equity has occurred and is other than temporary, an assessment was made by considering available evidence, including the general market conditions in the industry, financial condition, near-term prospects, market comparables and subsequent rounds of financing.   The valuation also takes into account the capital structure, liquidation preferences for its capital and other economic variables. The valuation methodology for determining the decline in value of non-marketable equity securities is based on inputs that require management judgment.

Note 6 – Long term investment

	Investments
	At Cost	Cumulative Unrealized Losses	Fair value	Carrying value
Unlisted common stock in Anteya Technology Corp.	$860,050	$(260,000)	$623,085	$623,085
Unlisted common stock in Phocos AG	142,038	-	142,038	142,038
	$1,002,088	$(260,000)	$765,123	$765,123

Anteya Technology Corp is a private company incorporated in Taiwan.  The equity interest held by the Company is 20%.  Accordingly, the Company adopted the equity method of accounting with respect to the investment in Anteya as of March 31, 2010.  Phocos AG, a private company incorporated in Germany, the equity interest held by the Company is 2.38%.

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Long term investment (continued)

The unaudited financial information of Anteya Technology Corp. for the three months ended March 31, 2010 and 2009 and December 31, 2009 (in US dollars) is as follows:

Balance sheet	March 31, 2010	December 31, 2009

Current assets	$3,497,393	$3,110,406
Non-current assets	593,822	523,269
Total assets	$4,091,215	$3,633,675

Current liabilities	$1,962,212	$1,583,277
Non-current liabilities	477,266	531,149
Stockholders’ equity	1,651,737	1,519,249
Total stockholders’ equity and liabilities	$4,091,215	$3,633,675

	Three months ended March 31,
Statement of operation	2010	2009

Net sale	$1,020,628	$461,621
Cost of goods sold	(772,958)	(367,327)
Gross profit	247,670	94,294
Operating and non-operating expenses	(173,408)	(159,118)
Net income (loss)	$74,262	$(64,824)

Note 7 – Inventory

Inventories stated at the lower of cost or market value are as follows:

	March 31, 2010	December 31, 2009

Raw materials	$255,401	$194,079
Work in progress	-	1,107
Finished goods	673,137	763,699

	$928,538	$958,885

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Goodwill and Intangible Assets

March 31, 2010		December 31, 2009
Intangible assets:
Goodwill	$882,607	$876,012
Amortizable intangible assets	231,325	107,023
Accumulated amortization	(60,218)	(51,692)
Total	$1,053,714	$931,343

Identifiable intangible assets, which are subject to amortization, consist primarily of patents, trademark, computer software and leasehold improvement. These intangible assets are amortized over the assets’ estimated useful lives which range from three to five years.

Amortization expense associated with identifiable intangible assets was as follows:

	Three months ended March 31,
	2010	2009
Amortization expense	9,865	1,949

Note 9 – Income taxes

The Company is subject to U.S. federal income tax as well as income tax in states and foreign jurisdictions. Tax years which remain subject to examination by tax authorities for the Company include years subsequent to 2005 in the United States, subsequent to 2008 in Taiwan.

The income tax provision information is provided as follows:

	Three months ended March 31,
	2010	2009
Component of income (loss) before income taxes:
United States	$(51,452)	$(5,374)
Foreign	(110,528)	71,674
(Loss) income before income taxes	$(161,980)	$66,300

Provision for income taxes
Current
U.S. federal	-	-
State and local	-	-
Foreign	$8,085	$4,854
Income tax provision	$8,085	$4,854

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Geographic Information

Product revenues for the three months ended March 31, 2010 and 2009 are as follows:

	Three months ended March 31,
	2010	2009
Customers based in:
Europe	$382,179	$357,268
Asia	785,099	299,950
United States	130,592	76,093
Others	124,639	-

	$1,422,509	$733,311

Note 11 – Bank short and long term debt

Short-term debt

	March 31, 2010	December 31, 2009

Bank loan payable to Taiwan banks	$781,626	$803,568

The interest rate on short-term borrowings outstanding as of March 31, 2010 the range from 2.628% to 5.88%.

Long-term debt

	March 31, 2010	December 31, 2009

Loan payable to Taiwan banks	$250,010	$271,458
Less: current portion	85,188	77,151
Long term debt, net of current portion	$164,822	$194,307

The following assets were pledged to the banks for the banking facilities granted:

  Cash deposit of USD108,000;
  Guarantee from directors
  Personal properties of directors

COLORSTARS GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Related Party Transactions

The Company has recorded income and expense for the following related party transactions in the fiscal period indicated:

	Three months ended March 31,
	2010	2009
Expenses:
Purchase from Anteya Technology Corp	$174,705	$167,115
Rent paid to Mr. Wei-Rur Chen	11,273	10,595

As of the balance sheet date indicated, the Company had the following assets and liabilities recorded with respect to related party transactions:

	March 31, 2010	December 31, 2009
Liabilities:
Anteya	$149,953	$235,437
Mr. Dong Min Jun	141,152	151,861

The company provided no collateral to the related party for the above financing proceeds from Mr. Dong Min Jun, who is the shareholder of Jun Yee Industrial Co Ltd. These proceeds represented a non-interest bearing charge to the Company.

Note 13 – Commitments

Operating Commitments — As of March 31, 2010, the Company had approximately $144,000 in non-cancelable rental agreements related to lease of offices, primarily located in Taiwan and California, US.

Note 14 – Subsequent Events

The Company evaluated all events subsequent to March 31, 2010 through the date of the issuance of the financial statements and concluded that there are no other significant or material transactions to be reported except as below:

1.      On July 5, 2010, the Company passed a board minute to sell 30.4% equity (or 456,000 shares) in Fin-Core Corporation (FCC) to third party at consideration of NTD13,680,000 (equivalent to USD424,000).  After disposal, equity interest of the Company in FCC decreased from 50.4% to 20%.

2.      On July 5, 2010, the Company passed a board minute to participate in subscribing FCC's newly issued shares and maintain the overall equity interest of 20%.  The Company subscribed 500,000 shares at consideration of NTD$10,000,000 (equivalent of USD310,000).